Exhibit 99.1

Alpine Immune Sciences Announces $25 Million Private Placement

Seattle, January 16, 2019 – Alpine Immune Sciences, Inc. (NASDAQ:ALPN), a leading immunotherapy company dedicated to developing innovative treatments for patients suffering from cancer and autoimmune/inflammatory diseases, today announced it has entered into a definitive securities purchase agreement for the sale of units consisting of shares of common stock and warrants to purchase common stock, as described below, in a private placement expected to result in gross proceeds to the Company of approximately $25.3 million, before deducting placement agent commissions and other offering expenses. The private placement is being led by Decheng Capital with participation from existing investors OrbiMed Advisors, Frazier Healthcare Partners, Alpine BioVentures and BVF Partners L.P. Effective on the closing of the private placement, the Company expects to appoint Min Cui, Ph.D., Founder and Managing Director of Decheng Capital, to the Alpine Board of Directors.

Pursuant to the terms of the securities purchase agreement, at the closing of the private placement, Alpine will issue units representing an aggregate of approximately 4.7 million shares of common stock and warrants to purchase an aggregate of approximately 1.8 million shares of common stock. The aggregate purchase price of each unit, which consists of one share of common stock plus a warrant to purchase 0.39 shares of common stock, is $5.37. The warrants to purchase common stock will have a per share exercise price of $12.74 and will be exercisable at any time on or after the closing date and through the fifth anniversary of the closing date. The price per unit was based in part upon the average of the last five closing prices of the common stock on the Nasdaq Global Market.

The private placement is expected to close on or about January 18, 2019, subject to the satisfaction of customary closing conditions. Additional details regarding the private placement will be included in a Form 8-K to be filed by Alpine with the Securities and Exchange Commission (“SEC”).

Alpine intends to use the net proceeds to fund development of lead programs ALPN-101 in autoimmune and inflammatory indications and ALPN-202 in cancer.

Piper Jaffray & Co. acted as sole placement agent in the transaction.

The securities being sold in the private placement have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from such registration requirements. Alpine has agreed to file a registration statement with the SEC covering the resale of the shares of common stock issuable in connection with the private placement and upon exercise of the warrants.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Alpine Immune Sciences, Inc.

Alpine Immune Sciences, Inc. is committed to leading a new wave of functional immune therapeutics. Alpine is employing directed evolution to create potentially powerful multifunctional immunotherapies to improve patients’ lives. Alpine has two lead programs. The first, ALPN-101 for autoimmune/inflammatory diseases, is a dual

ICOS/CD28 antagonist, engineered to reduce pathogenic immune responses. The second, ALPN-202 for cancer, is a dual PD-L1/CTLA-4 antagonist and PD-L1-dependent CD28 T cell costimulator intended to combine checkpoint inhibition with a necessary costimulation signal – an approach currently absent from approved checkpoint therapies. Alpine is backed by world-class research capabilities, a highly-productive scientific platform, and a proven management team. For more information, visit www.alpineimmunesciences.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not based on historical fact, and include statements regarding Alpine’s platform technology, potential therapies, clinical development plans, the anticipated closing of the private placement and the timing thereof, and the expected receipt and use of proceeds from the private placement. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “plan,” “intend,” and other similar expressions among others. These forward-looking statements are based on current assumptions that involve risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties, many of which are beyond our control, include, but are not limited to: Alpine’s discovery-stage and pre-clinical programs may not advance into the clinic or result in approved products on a timely or cost-effective basis or at all; Alpine may not achieve additional milestone payments pursuant to its collaborations; the impact of competition; adverse conditions in the general domestic and global economic markets; as well as the other risks identified in Alpine’s filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof and Alpine undertakes no obligation to update forward-looking statements, and readers are cautioned not to place undue reliance on such forward-looking statements.

The Alpine logo is a registered trademark or trademark of Alpine Immune Sciences, Inc. in various jurisdictions.

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